EXHIBIT (d)

December 22, 2020

Wanda Sports & Media (Hong Kong) Holding Co. Limited
Room 1903, 19/F, Lee Garden One
33 Hysan Avenue
Causeway Bay, Hong Kong

Standstill Agreement

Dear Sir/Madam:
1.
Reference is made to Wanda Sports Group Company Limited (the “Company”), a limited liability company incorporated under the laws of Hong Kong, with Nasdaq-listed American depositary shares (“ADSs”) representing class A ordinary shares with no par value (“Class A Ordinary Shares”) (two ADSs representing three Class A Ordinary Shares) of the Company. The ADSs are issued pursuant to the Deposit Agreement, dated as of July 26, 2019 (the “Deposit Agreement”), among the Company, Deutsche Bank Trust Company Americas, as depositary (the “Depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder, as amended.

2.
In consideration of the plan of Wanda Sports & Media (Hong Kong) Holding Co. Limited (a limited liability company incorporated under the laws of Hong Kong which is the controlling shareholder of the Company, “Offeror”) to commence a takeover offer (the “Offer”) to acquire all of the issued Class A Ordinary Shares (including those represented by ADSs) in connection with a planned going private transaction of the Company, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned (each, a “Holder”) agrees:

(a)
to the extent such Holder holds any ADSs, to acquire Class A Ordinary Shares prior to the expiration of the Offer by surrendering its ADSs under the Deposit Agreement in return for the underlying Class A Ordinary Shares, with the cancellation fee of US$0.05 per ADS payable to Deutsche Bank Trust Company Americas borne by the Offeror; and

(b)
not to accept the Offer with respect to any ADSs or Class A Ordinary Shares owned or acquired (whether or not pursuant to this letter agreement) by such Holder (or any interest therein) (with respect to each such Holder, the “Owned Securities”); and

(c)
not to sell or transfer any such ADSs or Class A Ordinary Shares or interest therein or enter into any agreement or understanding with respect to any such sale or transfer prior to the expiration of the Offer.

3.
Each Holder represents and warrants to the Offeror that it is the beneficial owner of the Owned Securities, free and clear of any encumbrance, and has the sole voting power, the sole power of disposition and the sole power to agree to all of the matters set forth in this letter agreement, in each case with respect to all of the Owned Securities, subject to the terms of this letter agreement.  Each Holder further represents and warrants to the Offeror that, other than the Owned Securities, it does not legally or beneficially own or control the voting or disposition of any other ADSs or any other Class A Ordinary Shares.

4.
None of the terms of this letter agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Ordinance by any person who is not a party to this letter agreement.  The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of the others, and any attempted assignment shall be null and void and of no force or effect.  As between Offeror and each Holder, this letter agreement may  be amended, and each provision hereof may be waived or modified, by an instrument in writing signed by the Company and such Holder.

5.	This letter agreement may be executed in counterparts and by facsimile.
6.
This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of Hong Kong, without giving effect to any applicable principles of conflict of laws of any jurisdiction.

7.	Any dispute related to this letter agreement shall be resolved by arbitration administered by the Hong Kong International Arbitration Center using UNCITRAL rules.
[signature page follows]

Very truly yours,

SHENGKE LIMITED, being a Holder

By:	/s/ Sun James
Name: Sun James
Title: Director

Very truly yours,

HUANG Yu, being a Holder

By HE Qicong under a Power of Attorney

By:	/s/ HE Qicong

Very truly yours,

NI Hongqing, being a Holder

By:	/s/ NI Hongqing

Very truly yours,

ZHENG Xianying, being a Holder

By:	/s/ ZHENG Xianying

We hereby accept the terms of this letter agreement of which this is a copy.

Wanda Sports & Media (Hong Kong) Holding Co. Limited

By:	/s/ Zhang Lin
Name: Zhang Lin
Title: Director